EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is hereby entered into as of April 8, 2016 (the “Execution Date”) and is effective as of May 9, 2016 (the “Effective Date”), by and between Insignia Systems, Inc. (the “Company”) and Kristine Glancy (“Executive”) (each hereinafter referred to as a “party” and collectively as the “parties”).

In consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.                                      Term.  The initial term of Executive’s employment under this Agreement shall be for the period commencing on the Effective Date and ending, subject to earlier termination as set forth in Section 8, on the third anniversary of the Effective Date (such term, as may be hereafter extended, the “Employment Term”); provided, however, that commencing with the third anniversary of the Effective Date and on each anniversary thereof (each an “Anniversary Date”), the Employment Term shall be automatically renewed for one (1) additional year beyond the term otherwise established, unless one party provides written notice to the other party, at least one-hundred and twenty (120) days in advance of an Anniversary Date, of its intent not to renew the Employment Term for an additional one year period.

2.                                      Employment.  During the Employment Term:

(a)                                 Executive shall (i) serve as the Chief Executive Officer of the Company, with such authority, power, duties and responsibilities as are commensurate with such position and as are customarily exercised by a person situated in a similar executive capacity at a similar company; and (ii) report directly to the Board of Directors of the Company (the “Board”).

(b)                                 Executive shall devote her full-time business attention to the business and affairs of the Company and she shall perform her duties faithfully and efficiently subject to the directions of the Board.  Executive may manage personal and family investments and affairs, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.  Executive shall be subject to and shall abide by each of the Company’s personnel policies applicable to other senior executives.

3.                                      Annual Compensation.

(a)                                 Base Salary.  The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the annual rate of $275,000 or such increased amount as the Board may from time to time determine (hereinafter referred to as the “Base Salary”); provided, however, that the Base Salary may be reduced by no more than 15% in connection with an across-the-board salary reduction by the Company similarly affecting all senior executives of the

Company.  The Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives.  Such Base Salary shall be reviewed at least annually by the Board pursuant to the Company’s normal performance review policies for senior executives.

(b)                                 Annual Incentive Compensation.  For each fiscal year of the Company ending during the Employment Term, beginning with the 2016 fiscal year, Executive shall be eligible to receive a target annual cash incentive compensation of 50% of Base Salary as in effect on the final day of such fiscal year (such target incentive compensation, as may hereafter be increased, the “Target Annual Incentive”) with the opportunity to receive  maximum annual cash incentive compensation of 150% of Base Salary as in effect on the final day of such fiscal year, as approved by the Board in its sole discretion, if the Company and Executive achieve certain performance targets as proposed by management and approved by the Board. Such annual incentive compensation (“Annual Incentive Compensation”) shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved.

4.                                      Sign-On Compensation.

(a)                                 Cash Bonus.  Executive shall receive a cash signing bonus in the amount of $180,000, of which $100,000 (the “Effective Date Bonus Payment”) will be paid on or as soon as practicable following the Effective Date and $80,000 of which will be paid on the one year anniversary of the Effective  Date.  In the event that, prior to the one year anniversary of the Effective Date, (i) Executive voluntarily terminates the Employment Term and Executive’s employment hereunder without Good Reason or (ii) the Company terminates the Employment Term and Executive’s employment hereunder for Cause, Executive shall reimburse the Company an amount equal to the Effective Date Bonus Payment within fifteen (15) days of the termination date.

(b)                                 Inducement Time-Vesting Restricted Stock Grant.  On or as soon as practicable following the Effective Date, the Company shall grant Executive 100,000 shares of time-vesting restricted stock (the “Inducement Restricted Stock”).  One-fifth of these shares will vest on the first anniversary of the Effective Date and one-fifth of these shares will vest on each subsequent anniversary of the Effective Date, through and including the fifth anniversary of the Effective Date.  Further terms and conditions of the Inducement Restricted Stock shall include those terms and conditions set forth in the Company’s 2013 Omnibus Stock and Incentive Plan and in Exhibit A.

5.                                      Other Benefits.

(a)                                 Employee Benefits.  During the Employment Term and any renewals, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees of the

Company generally (other than plans in effect on the date hereof that are closed to new participants), to the extent Executive is eligible under the terms of such plans.  Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

(b)                                 Executive Benefits.  During the Employment Term, Executive shall be entitled to participate in such executive benefit plans maintained by the Company and made available to senior executives of the Company generally, on the same basis and terms as are applicable to such senior executives generally.  No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder.

(c)                                  Fringe Benefits.  During the Employment Term, Executive shall be entitled to such fringe benefits as shall be determined by the Board.

(d)                                 Business Expenses.  Upon submission of proper invoices in accordance with the Company’s policies, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder and otherwise incurred in accordance with the Company’s travel and entertainment policy in effect from time to time.  Such reimbursement shall be made as soon as practicable and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.

(e)                                  Office and Facilities.  During the Employment Term, Executive shall be provided with an appropriate office at the Company’s headquarters, with such secretarial and other support facilities as are commensurate with Executive’s status with the Company and adequate for the performance of Executive’s duties hereunder.

(f)                                   Paid Time Off (PTO).  Executive shall be entitled, without loss of pay, to up to three (3) weeks of vacation per calendar year.

6.                                      Recoupment.  In the event of a restatement of the Company’s financial results (other than a prophylactic or voluntary restatement due to a change in applicable accounting rules or interpretations) due to material noncompliance with financial reporting requirements, with respect to any compensation granted (whether already paid or only calculated as payable and yet to be paid) to Executive if the Board determines in good faith that such compensation was awarded (or in the case of unpaid compensation, determined for award) based on such material noncompliance then the Board or a committee thereof comprised of independent (as defined under the rules of the NASDAQ Stock Market) Board members shall be entitled on behalf of the Company to recover all of the Executive’s compensation (or in the case of unpaid compensation, to reduce such compensation) based on the erroneous financial data in excess of what would have been paid (or in the case of unpaid compensation, what should be paid) to the Executive under the accounting restatement.  Such recovery period shall comprise up to the three (3)

completed fiscal years preceding the date on which the Company is required to prepare the accounting restatement.

In determining whether to seek recovery of compensation, the Board or applicable committee thereof may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation and the extent to which the Executive was responsible for the error that resulted in the restatement.  This Section 6 shall be deemed amended to the extent reasonably necessary to conform to any applicable law or to any Company recoupment policy adopted by the Board for its senior executives.

7.                                      Termination.  The Employment Term and Executive’s employment hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, Executive shall not have any duties or responsibilities to the Company after Executive’s termination of employment during the Employment Term or upon expiration of the Employment Term that would preclude Executive from having a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code (the “Code”), upon expiration of the Employment Term.

(a)                                 Disability.  The Company may terminate the Employment Term and Executive’s employment hereunder, on written notice to Executive after having reasonably established Executive’s Disability.  For purposes of this Agreement, Executive will be deemed to have a “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.  Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.

(b)                                 Death.  The Employment Term and Executive’s employment hereunder shall be terminated as of the date of Executive’s death.

(c)                                  Cause.  The Company may terminate the Employment Term and Executive’s employment hereunder for “Cause” by providing a Notice of Termination (as defined in Section 8 below) that notifies Executive of her termination for Cause, effective as of the date of such notice.  “Cause” shall mean, for purposes of this Agreement:  (a) the deliberate and continued failure to substantially perform Executive’s duties and responsibilities under this Agreement; (b) the criminal felony conviction of, or a plea of guilty or nolo contendere by, Executive; (c) the material violation of Company policy; (d) the act of fraud or dishonesty resulting or intended to result in personal enrichment at the expense of the Company; (e) the gross misconduct in performance of duties that results in material economic harm to the Company; or (f) the material breach of this Agreement by Executive.  Notwithstanding the foregoing, in order to establish “Cause” for Executive’s termination for purposes of clauses (a), (c) and (f) above, the Company must deliver a written demand to Executive which specifically identifies the conduct that may provide grounds for Cause, and the Executive must have failed to cure such conduct within thirty (30) days after such demand.  Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company.

(d)                                 Without Cause.  The Company may terminate the Employment Term and Executive’s employment hereunder other than for Cause, Disability or death.  The Company shall deliver to Executive a Notice of Termination (as defined in Section 8 below) prior to such termination other than for Cause, Disability or death, which notice shall specify the termination date.

(e)                                  Good Reason.  Executive may terminate the Employment Term and her employment hereunder with the Company for Good Reason (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to such termination for Good Reason.  The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period.  For purposes of this Agreement, “Good Reason” means any of the following:  (a) a material and adverse change in Executive’s duties, title or position, provided, however, that a change in the Company’s status as a publicly held corporation filing reports with the Securities and Exchange Commission shall not be deemed to constitute Good Reason hereunder; (b) a reduction in the Executive’s Base Salary, provided, however, that Good Reason shall not exist in the event that Executive’s Base Salary is reduced no more than 15% in connection with an across-the-board salary reduction by the Company similarly affecting all senior executives of the Company; or (c) a material breach by the Company of its obligations under this Agreement.  Good Reason shall not exist unless Executive shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date Executive learns of the condition.  The Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

(f)                                   Without Good Reason.  Executive may voluntarily terminate the Employment Term and Executive’s employment hereunder without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to such termination and the Company shall have the option of terminating Executive’s duties and responsibilities, but not the employment relationship, prior to the expiration of such thirty-day notice period.

8.                                      Notice of Termination.  Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice, in the manner described in Section 16(f)).

9.                                      Compensation upon Termination.  Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:

(a)                                 Termination by the Company for Cause or by Executive without Good Reason.  If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall provide Executive with the following payments and benefits (collectively, the “Accrued Compensation”):

(i)                                     any accrued and unpaid Base Salary;

(ii)                                  any Annual Incentive Compensation earned but unpaid in respect of any completed fiscal year preceding the termination date;

(iii)                               reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;

(iv)                              any previous compensation that Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Executive’s termination date; and

(v)                                 any amount or benefit as provided under any plan, program, agreement or corporate governance document of the Company or its affiliates that are then-applicable (the “Company Arrangements”), in accordance with the terms thereof.

(b)                                 Termination by the Company for Disability.  If Executive’s employment is terminated by the Company for Disability, Executive shall be entitled to the Accrued Compensation.

(c)                                  Termination By Reason of Death.  If Executive’s employment is terminated by reason of Executive’s death, Executive shall be entitled to the Accrued Compensation.

(d)                                 Termination by the Company Other Than for Cause, Disability or Death, or by Executive with Good Reason.  If Executive’s employment with the Company shall be terminated (x) by the Company other than for Cause, Disability or death, or (y) by Executive with Good Reason, Executive shall be entitled to the following payments and benefits; provided that, in the case of clauses (ii) and (iii) below, Executive shall have executed and not revoked a release of claims in substantially the form set forth in Exhibit B hereto:

(i)                                     the Accrued Compensation;

(ii)                                  an amount equal to the product of (A) the Annual Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s termination date occurs, had Executive continued in employment until the end of such fiscal year, which amount shall be determined based on the Company’s actual performance for such year relative to the Company performance goals applicable to Executive without any exercise of negative discretion with respect to Executive in excess of that applied either to senior executives of the Company generally for the applicable performance period or in accordance with the Company’s historical past practice), and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through the termination date and (y) the denominator of which is 365; such amount shall be payable in a cash lump sum payment at the time such incentive awards are payable to other participants (but no later than the fifteenth day of the third month of the following fiscal year of the Company);

(iii)                               in lieu of any further Base Salary or other compensation or benefits not described in clauses (i), (ii), or (iv) for periods subsequent to the termination date, an amount in cash equal to the “applicable percentage” of Executive’s annual Base Salary as in effect at the time of Termination which amount shall be payable in a single lump sum payment no later than 60 days following the termination date; and

(iv)                              the Company shall provide Executive and Executive’s dependents with continued coverage under any health, medical, dental, vision or life insurance program or policy in which Executive was eligible to participate as of the time of Executive’s employment termination, for four (4) months following such termination on terms no less favorable to Executive and Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which coverage shall cease, on a benefit-by-benefit basis, once any coverage is made available to Executive by a subsequent employer.  COBRA continuation coverage shall run concurrently with such four-month period.  Following the four-month continuation period, Executive will be eligible to receive COBRA benefits for any remaining portion of the applicable COBRA period at normal COBRA rates.  Anything herein to the contrary notwithstanding, the terms of this Section 9(d)(iv) shall be modified to the extent required to meet the provisions of any federal law applicable to the healthcare plans and arrangements of the Company, including to the extent required to maintain the grandfathered status of such plans or arrangements under federal law.  Any failure to provide the coverage specified herein shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall use its reasonable efforts to provide economically equivalent payments or benefits to Executive to the extent possible without adverse effects on the Company, to the extent permitted by law.

For purposes of Section 9(d)(iii) above, during the period from the Effective Date to the first anniversary of the Effective Date, the applicable percentage shall be 50% and during the period after the first anniversary of the Effective Date, the applicable percentage shall be 100%.

(e)                                  Expiration of Employment Term After Notice of Non-Renewal by the Company.  If the Executive’s employment terminates at the end of the Employment Term because the Company has delivered a notice of non-renewal (as described in Section 1),  Executive shall be entitled to the following payments and benefits:

(i)                                     the Accrued Compensation; and

(ii)                                  COBRA benefits for the applicable COBRA period at normal COBRA rates.

(f)                                   No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise and, except as provided in Sections 9(d)(iv) above, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

10.                               Section 409A.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts shall be paid to Executive under Section 9 of this Agreement until Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A of the Code, and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

11.                               Records and Confidential Data; Inventions.

(a)                                 Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company will make available to Executive, or Executive will develop and have access to, certain Confidential Information (as defined below) of the Company and its subsidiaries.  Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its subsidiaries.

(b)                                 Executive shall keep confidential all Confidential Information, shall not use Confidential Information in any manner that is detrimental to the Company, shall not use Confidential Information other than in connection with Executive’s discharge of Executive’s duties hereunder, and shall safeguard the Confidential Information from unauthorized disclosure; provided, however, that Confidential Information may be disclosed by Executive (i) to the Company and its affiliates, or to any authorized agent or representative of any of them, (ii) in connection with performing her duties hereunder, (iii) subject to Section 12(c), when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order her to divulge, disclose or make accessible such information, provided that Executive notify the Company prior to such disclosure, (iv) in the course of any proceeding under Sections 13 or 14 of this Agreement or (v) in confidence to an attorney or other professional advisor for the purpose of securing professional advice, so long as such attorney or advisor is subject to confidentiality restrictions no less restrictive than those applicable to Executive hereunder.

(c)                                  As soon as possible following the termination of Executive’s employment hereunder, Executive shall return to the Company all written Confidential Information that is in her possession or control and destroy all of her copies of any analyses, compilations, studies or other documents containing or reflecting any Confidential Information.  Within five (5) business days of the receipt of such request by Executive, Executive shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 11(c).

(d)                                 For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its subsidiaries, including, without limitation,

(i)                                     trade secrets concerning the business and affairs of the Company and its subsidiaries, product specifications, data, know-how, formulae,

compositions, processes, non-public patent applications, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);

(ii)                                  information concerning the business and affairs of the Company and its subsidiaries (which includes unpublished financial statements, financial projections and budgets, unpublished and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, to the extent not publicly known, personnel training and techniques and materials) however documented; and

(iii)                               notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its subsidiaries containing or based, in whole or in part, on any information included in the foregoing.  For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligations shall not extend to (i) information that is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with her employment and (iii) information that is required to be disclosed by law or legal process.

(e)                                  Executive will grant and does hereby grant to the Company the sole and exclusive ownership of, including the sole and exclusive right to reproduce, use or disclose for any purpose, any and all reports, drawings, blueprints, software code, computer programs, data, writings and technical information made or prepared by Executive alone or with others during the term of Executive’s employment, whether or not made or prepared in the course of Executive’s employment, that relate to apparatus, compositions of matter or methods pertaining to the Company’s business.  Executive acknowledges that all such reports, drawings blueprints, software code, computer programs, data, writings and technical information are property of the Company.

(f)                                   Executive will promptly disclose to the Company in writing all inventions and proprietary information that Executive alone or with others conceive, generate, or reduce to practice, during or after working hours, while Executive is an employee of the Company; and all such inventions and proprietary information shall be the exclusive property of the Company and are hereby assigned to the Company, except as otherwise specifically agreed to by the Company in writing.

(g)                                  Executive will, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its rights to inventions and proprietary information.  In particular, but without limitation, Executive will sign all documents, do all things, and supply all information that the Company may deem necessary or desirable to (1) transfer or record the transfer of Executive’s entire right, title and interest in inventions and proprietary information; and (2) enable the Company to obtain patent, copyright or trademark protection for inventions anywhere in the world.

(h)                                 The obligations of Sections 11(e)-(h) shall not apply to (1) all patents issued in Executive’s name, alone or with others, prior to the Effective Date; (2) inventions for which no equipment, supplies, facility or trade secret information of the Company were used and which are developed entirely on Executive’s own time, and (a) which do not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or (b) which do not result from any work performed by Executive for the Company.

12.                               Covenant Not to Solicit, Not to Compete, Not to Disparage and to Cooperate in Litigation.

(a)                                 Covenant Not to Solicit.  To protect the Confidential Information and other trade secrets of the Company as well as the goodwill and competitive business of the Company, Executive agrees, during the Employment Term and for a period of twelve (12) months after Executive’s cessation of employment with the Company, (i) not to solicit or participate in or assist in any way in the solicitation of any employees of the Company and (ii) not to solicit, influence or attempt to influence any person who was a customer of the Company or its affiliates during the period of Executive’s employment hereunder or solicit, influence or attempt to influence potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company and its affiliates.  For purposes of clause (i) of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to cease employment with the Company (except in the course of Executive’s duties to the Company) or to become employed with any other person, partnership, firm, corporation or other entity, provided, that solicitation through general advertising not targeted at the Company’s employees or the provision of references shall not constitute a breach of such obligations. Executive agrees that the covenants contained in this Section 12(a) are reasonable and desirable to protect the Confidential Information of the Company.

(b)                                 Covenant Not to Compete.

(i)            To protect the Confidential Information and other trade secrets of the Company as well as the goodwill and competitive business of the Company, Executive agrees, during the Employment Term and for a period of twelve (12) months after Executive’s cessation of employment with the Company, that Executive will not, except in the course of Executive’s employment hereunder, directly or indirectly for the

Executive or any third party, manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to, or render services or advice to, any third party, or any business, whose services or products compete (including as described below) with the material services or products of the Company; provided, however, that Executive may in any event (x) own up to a 5% passive ownership interest in any public or private entity, and (y) be employed by, or otherwise have material association with, any business whose services or products compete with the material services or products of the Company so long as her employment or association is solely with a separately managed and operated division or affiliate of such business that does not compete with the Company.

(ii)                                  For purposes of this Section 12(b), any third party, or any business, whose products compete includes any entity engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its affiliates, or any entity with which the Company has a product(s) licensing agreement at the end of the Employment Term and any entity with which the Company is, at the time of termination, negotiating, and eventually concludes within twelve (12) months of the Employment Term, a product licensing or acquisition agreement.

(c)                                  Cooperation in Any Investigations and Litigation.  Executive agrees that Executive will reasonably cooperate with the Company, and its counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive becomes involved or of which Executive has knowledge as a result of Executive’s service with the Company by providing truthful information.  The Company agrees to promptly reimburse Executive for reasonable expenses (including attorneys fees and other expenses of counsel) reasonably incurred by Executive, in connection with Executive’s cooperation pursuant to this Section 12(c).  Such reimbursements shall be made as soon as practicable, and in no event later than the calendar year following the year in which the expenses are incurred.  Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Chief Financial Officer of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure.  Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process.

(d)                                 Nondisparagement.  Executive covenants that during and following the Employment Term, Executive will not willfully and materially disparage or encourage or induce others to disparage the Company or its subsidiaries, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns; provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its subsidiaries. Nothing in this Agreement is intended to or shall prevent Executive from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

(e)                                  Blue Pencil.  It is the intent and desire of Executive and the Company that the provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought.  If any particular provision of this Section 12 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete there from the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(f)                                   Survival.  Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.

13.                               Remedies for Breach of Obligations under Sections 11 or 12 hereof.  Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 11 or 12 hereof.  Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 11 or 12 hereof in any Federal or state court sitting in the State of Minnesota, or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business.  Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company to obtain that injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

14.                               Resolution of Disputes.  Any claim or dispute arising out of or relating to this Agreement, including, without limitation, Sections 6 and 7 hereof, any other Company Arrangement, Executive’s employment with the Company, or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 13 with respect to certain requests for injunctive relief) be resolved (x) if mutually agreed by the Company and Executive, by confidential mediation with the assistance of an independent mediator selected by mutual agreement of the parties, or (y) if such mediation is not successful or if such mediation is not mutually agreed by the Company or Executive, by litigation to occur in the District Court of the Second Judicial District, County of Ramsey,

State of the Minnesota or the United States District Court for the District of Minnesota. Each party shall bear its (or her) own costs, including, without limitation, the fees and expenses of its (or her) own attorney, and the fees and expenses of the arbitrator shall be borne equally by each party.

15.                               Representations and Warranties.

(a)                                 The Company represents and warrants that (i) it is fully authorized by action of the Board of Directors of the Company (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a party or (y) by which it is bound, and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b)                                 Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder.

16.                               Miscellaneous.

(a)                                 Successors and Assigns.

(i)            This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.  The term the “Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(ii)           Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)                                 Indemnification.  The Company shall indemnify Executive as provided in Company’s by-laws and Articles of Incorporation.

(c)                                  Right to Counsel.  Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

(d)                                 Fees and Expenses.  The Company shall pay reasonable and documented legal fees and related expenses, up to a maximum amount of $3,000, incurred by Executive in connection with the negotiation of this Agreement.  Such reimbursement shall be made as soon as practicable, but in no event later than the end of the taxable year of Executive following the taxable year in which the expenses were incurred.

(e)                                  Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Financial Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(f)                                   Withholding.  The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder.  The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(g)                                  Modification.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement.

(h)                                 Effect of Other Law.  Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of any federal law applicable to the employment arrangements between Executive and the Company.  Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

(i)                                     Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(j)                                    Inconsistencies.  In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or its affiliates (including, without limitation, any provisions relating to notice requirements and post-employment restrictions), the provisions of this Agreement and the Exhibits hereto, shall control, unless the parties otherwise agree in a writing that expressly refers to the provision of this Agreement whose control she is waiving.

(k)                                 Beneficiaries/References.  In the event of Executive’s death or a judicial determination of her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

(l)            Survivorship.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive the Employment Term and any termination of the Executive’s employment.

(m)                             Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(n)                                 Entire Agreement.  Upon the Execution Date, this Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement shall not supersede the Change in Control Agreement between the Company and the Executive entered into as of April 8, 2016 (the “Change in Control Agreement”).  Notwithstanding anything to the contrary contained herein, no payments shall be made (nor benefits provided) under Section 9 of this Agreement in the event that the Executive is entitled to payments or benefits under the Change in Control Agreement.

(o)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

INSIGNIA SYSTEMS, INC.

By:	/s/ F. Peter Zaballos
Name:	F. Peter Zaballos
Title:	Co-Chairman of the Board of Directors

KRISTINE GLANCY

By:	/s/ Kristine Glancy

Signature Page to Employment Agreement

EXHIBIT A

[Representative Terms and Conditions]

Subject: Restricted Stock Award

Dear Ms. Glancy:

This letter is to inform you that the Board of Directors of Insignia Systems, Inc. has granted to you 100,000 shares of Restricted Stock effective April 8, 2016:

The award is subject to the terms of the 2013 Omnibus Stock and Incentive Plan and this grant letter.

Vesting Schedule.  Except as otherwise provided herein, provided that you remain employed with the Company through the applicable vesting date, the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Common Stock
First Anniversary of Effective Date	20,000 Shares
Second Anniversary of Effective Date	20,000 Shares
Third Anniversary of Effective Date	20,000 Shares
Fourth Anniversary of Effective Date	20,000 Shares
Fifth Anniversary of Effective Date	20,000 Shares

Taxes.  The company will use share tax withholding to satisfy your tax obligations unless you provide a payment to cover the taxes.

Employment Events.  The following chart outlines the provisions which apply to the grant for various employment events.

A-1

Event	Restricted Stock Provisions
Voluntary resignation	Forfeit unvested shares
Termination for Cause (as defined in the Employment Agreement between you and the Company dated April 8, 2016 (the “Employment Agreement”))	Forfeit unvested shares
Involuntary termination without Cause	Unvested shares eligible to vest on the next applicable vesting date shall vest on termination date, all other unvested shares forfeited.
Voluntary termination for Good Reason (as defined in Employment Agreement)	Unvested shares eligible to vest on the next applicable vesting date shall vest on termination date, all other unvested shares forfeited.
Death	Unvested shares eligible to vest on the next applicable vesting date shall vest on termination date, all other unvested shares forfeited.
Disability (as defined in the Employment Agreement)	Unvested shares eligible to vest on the next applicable vesting date shall vest on termination date, all other unvested shares forfeited.
Change in Control	If the continuing or successor entity fails to assume or replace awards with new awards of equivalent value, then accelerated vesting of all unvested shares

Dividends.  If the company makes cash dividend payments during the restriction period, the value of the dividends will accrue in a non-interest bearing account.  You will receive a cash payment for the accrued dividends at the end of the restriction period.  The payment would be adjusted proportionate to the earned shares.  Please contact the Chief Financial Officer if you have questions.

Sincerely,

F. Peter Zaballos
Co-Chairman of the Board of Directors

A-2

EXHIBIT B

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this      day of          ,     , by and between Kristine Glancy (“Executive”) and Insignia Systems, Inc., a Minnesota corporation (the “Company”).

1.                                      FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between Executive and the Company dated as of April 8, 2016, (as such agreement may be amended, restated or replaced, the “Employment Agreement”), Executive, for herself, her successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release:  (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair:  (i) the Executive’s ability to enforce Section 9(d) of the Employment Agreement; (ii) any direct or indirect holdings of equity in the Company; (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans; (iv) any rights to indemnification as an officer of the Company under Minnesota law; and (v) any rights or claims Executive may have that cannot be waived under applicable law; (collectively, the “Excluded Claims”).  Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

2.                                      Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

3.                                      Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release.  Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire.  Executive also agrees that Executive has entered into the Release freely and voluntarily.  Executive further acknowledges and agrees that Executive has had at least forty-five (45) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes.  In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: Insignia Systems, Inc., 8799 Brooklyn Blvd., Minneapolis, Minnesota 55445, Attention:                      .  The Release shall not be effective, and no payments shall be due under Section 9(d)(ii)-(iii) of the Employment Agreement, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

4.                                      It is understood and agreed by Executive that the payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5.                                      The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims.  Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

6.                                      The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Minnesota, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.                                      The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Minnesota.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8.                                      The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

INSIGNIA SYSTEMS, INC.

By:
Name:
Title:

KRISTINE GLANCY

By:

Signature Page to Release Agreement